                                                                    Exhibit 99.2

                        TRIAL SCHEDULE FOR CERTAIN CASES

Set forth below is a listing of smoking and health class actions and consolidated individual cases, currently scheduled for trial through 2002 against PM Inc. and, in some cases, the Company, as well as the Retail Leaders case. Trial dates, however, are subject to change.

Case (Jurisdiction)                         Type of Action                              Trial Date
-------------------                         --------------                              ----------
R.J. Reynolds Tobacco                       Retail Leaders Case                         May 20, 2002
Company, et al. v. Philip
Morris Incorporated
(North Carolina)

Daniels, et al. v.                          Smoking and Health Class Action             July 1, 2002
Philip Morris Companies Inc., et al.
(California)

In Re: Tobacco Litigation                   Consolidated Individual                     September 2002
(Individual Personal Injury cases)          Smoking and Health Cases
(West Virginia)

Brown, et al. v. The American               Smoking and Health Class Action             October 11, 2002
Tobacco Company, Inc., et al.
(California)

Below is a schedule setting forth by month the number of individual smoking and health cases, including cases brought by current and former flight attendants claiming personal injuries allegedly related to environmental tobacco smoke, against PM Inc. and, in some cases, the Company, that are currently scheduled for trial through the end of the year 2002.

2002
----
April (8)
May (7)
June (6)
July (1)
August (3)
September (2)
October (3)
November (2)